For Immediate Release

VARSITY GROUP INC. ANNOUNCES APPOINTMENT OF NEW CFO AND PROMOTION OF FORMER CFO TO CIO, SVP BUSINESS DEVELOPMENT

New appointments create a foundation of seasoned leadership

Washington, D.C. May 15, 2006 -- Varsity Group Inc. (NASDAQ: VSTY) today announced the appointment of James M. Craig as Chief Financial Officer, CFO, along with the appointment of Jack M Benson to Chief Information Officer, Senior Vice President, Business Development.

Mr. Craig is a seasoned Chief Financial Officer with 20 years experience in all facets of financial management having served as CFO for a range of growth-oriented companies.

Prior to joining Varsity, Mr. Craig served as CFO of Installs Inc., a leading in-home-services provider to national consumer electronics retailers, where he built the financial team and executed a recapitalization along with the financing and integration surrounding the acquisition of a major competitor. His background also includes CFO or senior financial positions at public and private technology and consumer-oriented telecommunications companies, including Starband and Omnipoint. He began his corporate career at MCI Communications during its mid-1980s to mid-1990s growth phase, with significant roles in analysis, planning and corporate finance.

"Jim's background in building high quality finance teams along with experience with financings, mergers and acquisitions, financial reporting and controls, make him an ideal executive for the next phase of Varsity's growth," said Mark Thimmig, Varsity Group President and CEO.

Mr. Craig holds a B.S. degree from the State University of New York at Buffalo and is a certified public accountant, having worked on the audit staff of Touche Ross and Co. He also holds an MBA in Finance from Northwestern University.

"Having served Varsity over the past five years as CFO, and having played a key role in the company's success to date, Jack is uniquely positioned for the CIO role to guide technology and infrastructure developments that will further contribute to rapid and efficient growth, enhanced customer satisfaction and real time business intelligence," noted Mr. Thimmig. "With our aggressive goal of $500 million revenue in five years, we expect acquisitions to be an important part of our company strategy. Jack will work closely with our senior management team to lead the evaluation, execution and implementation of our acquisition strategy moving forward."

ABOUT VARSITY GROUP INC.
Varsity Group Inc. is a premier outsource solution provider to education institutions nationwide. Under the elite brand VarsityBooks, Varsity Group offers schools a comprehensive eCommerce solution for their textbook procurement operations. And, through its Campus Outfitters subsidiary, Varsity Group is a full-service provider of uniform apparel needs for schools and businesses. Today, Varsity Group comprises a nationwide network of hundreds of educational institutions that have chosen to outsource their bookstore and/or uniform operations through its innovative and proven outsourcing model.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

Contact:

Jack Benson

202-667-3400

www.varsitygroup.com